Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 27, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in PowerShares DB US Dollar Index Bearish Fund’s (a series of PowerShares DB US Dollar Index Trust) Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 16, 2017